LOAN AGREEMENT

BY AND BETWEEN

M&I MARSHALL & ILSLEY BANK

AND

TWIN DISC, INCORPORATED

DATED AS OF DECEMBER 19, 2002

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TABLE OF CONTENTS
Page

ARTICLE 1

THE LOANS

1.1	Revolving Credit Loans	1
1.2	Commitment Fee	1
1.3	Interest	1
1.4	Interest Options	2
1.5	Notice of Borrowing; Conversion	2
1.6	Warranty	2
1.7	Payments	2
1.8	Use of Proceeds	3
1.9	Optional Prepayments; Reduction of Revolving Credit Commitment	4
1.10	Recordkeeping	4
1.11	Increased Costs	4
1.12	Deposits Unavailable or Interest Rate Unascertainable	5
1.13	Change in Law Rendering LIBOR Loans Unlawful	5
1.14	Discretion of M&I as to Manner of Funding	6
1.15	Letters of Credit	6

ARTICLE 2

CONDITIONS

2.1	General Conditions	6
2.2	Deliveries at Closing	7

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Organization and Qualification; Subsidiaries	8
3.2	Financial Statements	8
3.3	Authorization; Enforceability	8
3.4	Absence of Conflicting Obligations; Defaults	8
3.5	Taxes	9
3.6	Absence of Litigation	9
3.7	Indebtedness	9
3.8	Title to Property	9
3.9	ERISA	9
3.10	Fiscal Year	10
3.11	Compliance With Laws	10
3.12	Dump Sites	10
3.13	Tanks	10
3.14	Other Environmental Conditions	10
3.15	Environmental Judgments, Decrees and Orders	11
3.16	Environmental Permits and Licenses	11
3.17	Use of Proceeds; Margin Stock	11
3.18	Investment Company	11
3.19	Accuracy of Information	11

ARTICLE 4

NEGATIVE COVENANTS

4.1	Revolving Credit Loans	11
4.2	Liens	11
4.3	Indebtedness	11
4.4	Consolidation or Merger	12
4.5	Disposition of Assets	12
4.6	Investments	12
4.7	Restricted Payments	12
4.8	Transactions with Affiliates	12
4.9	Guarantees	12
4.10	Change in Control	12
4.11	Capital Expenditures	13

ARTICLE 5

AFFIRMATIVE COVENANTS

5.1	Payment	13
5.2	Corporate Existence; Properties; Ownership	13
5.3	Licenses	13
5.4	Reporting Requirements	13
5.5	Taxes	14
5.6	Inspection of Properties and Records	14
5.7	Reference in Financial Statements	15
5.8	Compliance with Laws	15
5.9	Compliance with Agreements	15
5.10	Notices	15
5.11	Insurance	16
5.12	New Subsidiaries; Acquisitions	17
5.13	Financial Covenants	17

ARTICLE 6

REMEDIES

6.1	Acceleration	18
6.2	M&I’s Right to Cure Default	18
6.3	Remedies Not Exclusive	18
6.4	Setoff	18
6.5	Cash Collateral	19

ARTICLE 7

DEFINITIONS

7.1	Definitions	19
7.2	Interpretation	30

ARTICLE 8

MISCELLANEOUS

8.1	Expenses and Attorneys’ Fees	30
8.2	Assignability; Successors	30
8.3	Survival	30
8.4	Governing Law	30
8.5	Counterparts; Headings	30
8.6	Entire Agreement	31
8.7	Notices	31
8.8	Amendment	31
8.9	Taxes	31
8.10	Severability	32
8.11	Indemnification	32
8.12	Participation	32
8.13	Inconsistent Provisions	32
8.14	WAIVER OF RIGHT TO JURY TRIAL	32
8.15	TIME OF ESSENCE	32
8.16	SUBMISSION TO JURISDICTION; SERVICE OF PROCESS	32
8.17	Termination of Certain Agreements	33

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TABLE OF CONTENTS
(continued)

SCHEDULES

Schedule 3.1	Borrower’s Subsidiaries and the Borrower’s Percentage Ownership of Each
Schedule 3.6	Litigation
Schedule 3.12	Dump Sites
Schedule 3.13	Tanks
Schedule 3.14	Other Environmental Conditions
Schedule 3.15	Environmental Judgments, Decrees and Orders
Schedule 7.1	Existing Indebtedness and Liens

EXHIBITS

Exhibit A	Certificate of the Secretary of Borrower
Exhibit B	Officer’s Certificate
Exhibit C	Revolving Credit Note

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LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of December 19, 2002, by and between M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”), and TWIN DISC, INCORPORATED, a Wisconsin corporation (“Borrower”).

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1

THE LOANS

1.1 Revolving Credit Loans.  From time to time prior to the Revolving Credit Termination Date and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to Borrower.  The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Revolving Credit Commitment.  Upon request of M&I, Borrower shall confirm in writing the making of any and all Revolving Credit Loans.  All Revolving Credit Loans shall be evidenced by the Revolving Credit Note, Borrower being obligated, however, to pay the amount of Revolving Credit Loans actually made (including any over-advances), together with interest on the amount which remains outstanding from time to time.  Borrower may borrow, repay and reborrow under this Section 1.1 subject to the terms and conditions of this Loan Agreement.  The Revolving Credit Note shall mature on the Revolving Credit Termination Date.

1.2 Commitment Fee.  As consideration for the Revolving Credit Commitment, the Borrower agrees to pay to M&I on the last Business Day of each calendar quarter prior to the Revolving Credit Termination Date, commencing on December 31, 2002, and on the Revolving Credit Termination Date, an unused fee equal to the Add-On applicable to the Commitment Fee per year on the daily average unused amount of the Revolving Credit Commitment during the preceding quarter or other applicable period.

1.3 Interest.  (a) Revolving Credit Loans shall be either LIBOR Loans or Prime Rate Loans as selected by the Borrower in Section 1.5 hereof.

(b) In the event that any amount of the principal of, or interest on, the Revolving Credit Note is not paid on the date when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under the Revolving Credit Note shall bear interest, in addition to the interest otherwise payable under the Revolving Credit Note and to the extent permitted by Law, at the annual rate of three percent (3%) from the day following the due date until all such overdue amounts have been paid in full.

(c) All interest, the unused fee and other amounts due under this Loan Agreement and the Revolving Credit Note shall be computed for the actual number of days elapsed on the basis of a 360-day year.

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(d) Interest Options.

(b) Prime Rate Loans.  The unpaid principal balance of all Prime Rate Loans shall bear interest at the Prime Rate.  The interest rate for any outstanding Prime Rate Loans shall change on each day that the Prime Rate changes.

(c) LIBOR Loans.  The unpaid principal of all LIBOR Loans shall bear interest at LIBOR quoted on the first Business Day of any calendar month (and such rate shall be the effective interest rate for the entire calendar month) plus the applicable Add-On.  The interest rate for any outstanding LIBOR Loans shall change on each day that the applicable Add-On changes (as set forth in the definition of Add-On contained in this Loan Agreement) and also as of the first day of each calendar month.  The LIBOR interest rate established on the first Business Day of any calendar month shall apply to all LIBOR Loans during that calendar month, whether previously advanced or advanced thereafter.

1.4 Notice of Borrowing; Conversion.

(a) Each Revolving Credit Loan shall be made on written notice or telephonic notice from an authorized representative of the Borrower to the Person designated by M&I.  Such notice shall be given at least one (1) Business Day prior to the day of the requested borrowing date (which must be a Business Day).  Each notice shall specify the date and amount of such Revolving Credit Loan.  Each new Revolving Credit Loan shall be a LIBOR Loan unless otherwise specified in writing by the Borrower to M&I at least one (1) Business Day in advance of the requested borrowing date.  The Revolving Credit Loans shall be all either LIBOR Loans or Prime Rate Loans.  Each such notice shall be effective upon receipt, provided that any notice received after 2:00 p.m., Milwaukee time, may be deemed by M&I, in its sole discretion, effective as of the next Business Day.  Borrower shall promptly confirm any such telephonic request in writing.

(b) Prime Rate Loans shall continue as such unless and until converted into LIBOR Loans or repaid.  LIBOR Rate Loans shall continue as such unless and until they are converted into Prime Rate Loans or repaid.

1.5 Warranty.  Each notice of borrowing or conversion, and each request for the issuance of a Letter of Credit, shall automatically constitute a warranty by Borrower to M&I that, on the date of the requested date of such borrowing, or conversion or request for issuance of a Letter of Credit:  (a) all of the representations and warranties of Borrower contained in this Loan Agreement shall be true and correct on such date as though made on such date; and (b) no Default or Event of Default shall exist on such date.

1.6 Payments.  (a) The outstanding unpaid principal balance plus all accrued and unpaid interest on the Revolving Credit Loans shall be paid in full on the Revolving Credit Termination Date.  In the event that the outstanding principal balance of the Revolving Credit Loans at any time exceeds the Revolving Credit Commitment, Borrower shall immediately pay

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1.7 the amount necessary to reduce such balance to be less than or equal to the then applicable Revolving Credit Commitment.

(a) Interest accrued on the Revolving Credit Loans through the last day of each calendar month (including in the case of the first interest payment, interest accrued from the Closing Date) shall be payable on such last day of each calendar month, commencing on December 31, 2002 and continuing thereafter until all principal of and accrued interest on the Revolving Credit Loans are repaid in full.

(b) All payments of principal and interest on account of the Revolving Credit Note and all other payments made pursuant to this Loan Agreement shall be delivered to M&I, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention:  Commercial Loan Department or at such other place as M&I or any holder of the Revolving Credit Note shall designate in writing to Borrower, in immediately available funds by 12 noon, Milwaukee time on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day.  Whenever any payment to be made under this Loan Agreement or under the Revolving Credit Note shall be stated to be due on a day which is not a Business Day, the day for such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest.  Borrower hereby authorizes M&I to debit its deposit accounts at M&I for all payments of principal and interest due and owing on the Revolving Credit Loans and for all other payments due and owing under this Loan Agreement.

(c) All payments owed by Borrower to M&I under this Loan Agreement and the Revolving Credit Note shall be made without any counterclaim and free and clear of any restrictions or conditions and free and clear of, and without deduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed on Borrower by any governmental or other authority.  If Borrower is compelled by Law to make any such deductions or withholdings it will pay such additional amounts as may be necessary in order that the net amount received by M&I after such deductions or withholding shall equal the amount M&I would have received had no such deductions or withholding been required to be made, and it will provide M&I with evidence satisfactory to M&I that it has paid such deductions or withholdings.

1.8 Use of Proceeds.  Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes.  On the Closing Date, an advance of the Revolving Credit Loans shall be made to the Borrower in an amount sufficient to refinance in full all outstanding loans under the Loan Agreement dated as of September 24, 1999 among the Borrower, Firstar Bank Milwaukee, N.A., now U.S. Bank National Association, as Agent and a Bank, and M&I, as a Bank (the “Firstar Loan Agreement”), and on the Closing Date the Firstar Loan Agreement shall be terminated and no Bank under the Firstar Loan Agreement shall have any further obligation to lend any amounts to the Borrower and all obligations under the Firstar Loan Agreement shall be paid in full by the Borrower on the Closing Date.

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1.9 Optional Prepayments; Reduction of Revolving Credit Commitment.

(a) Borrower may, from time to time and without premium or penalty, prepay the Revolving Credit Loans in whole or in part.  Each partial prepayment shall be in the minimum amount of $500,000 and in whole multiples of $100,000 in excess thereof.

(b) Borrower shall have the right, upon not less than five (5) Business Days irrevocable written notice to M&I, to terminate or permanently reduce the Revolving Credit Commitment; provided that (i) such termination or reduction shall be accompanied by a prepayment of Revolving Credit Loans to the extent that the outstanding principal of the Revolving Credit Loans exceeds the Revolving Credit Commitment after giving effect to such termination or reduction and (ii) any such reduction shall be in the minimum amount of $500,000 and in whole multiples of $100,000 in excess thereof and (iii) any such reduction shall be a permanent reduction, and the Borrower shall have no right to thereafter increase the amount of the Revolving Credit Commitment.

1.10 Recordkeeping.  M&I shall record in its records the date and amount of each Revolving Credit Loan and each repayment of Revolving Credit Loans.  The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Revolving Credit Note.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower under this Loan Agreement or under the Revolving Credit Note to repay the principal amount of the Revolving Credit Loans together with all interest accruing thereon.

1.11 Increased Costs.  If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by M&I with any request or directive of general application (whether or not having the force of law) or any such authority, central bank or comparable agency:

(a) shall subject M&I to any tax, duty or other charge with respect to the Revolving Credit Loans, the Revolving Credit Note, any Letter of Credit or M&I’s obligation to make Revolving Credit Loans or issue Letters of Credit, or shall change the basis of taxation of payments to M&I of the principal of or interest on the Revolving Credit Loans or any other amounts due under this Loan Agreement in respect of the Revolving Credit Loans or Letters of Credit or M&I’s obligation to make Revolving Credit Loans or issue Letters of Credit (except for changes in the rate of tax on the overall net income of M&I); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Loan Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, M&I; or

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(c) shall affect the amount of capital required or expected to be maintained by M&I or any corporation controlling M&I; or

(d) shall impose on M&I any other condition affecting the Revolving Credit Loans, the Revolving Credit Note or the Letters of Credit;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) M&I of making or maintaining any Revolving Credit Loan or issuing Letters of Credit, or to reduce the amount of any sum received or receivable by M&I under this Loan Agreement or under the Revolving Credit Note with respect thereto or with respect to Letters of Credit, then within ten (10) days after demand by M&I (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to M&I such additional amount or amounts as will compensate M&I for such increased cost or such reduction.  Determinations by M&I for purposes of this Section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Revolving Credit Loans or issuing Letters of Credit hereunder, or sums receivable by it in respect of Revolving Credit Loans or Letters of Credit, and of the additional amounts required to compensate M&I in respect thereof, shall be conclusive, absent manifest error.

1.12 Deposits Unavailable or Interest Rate Unascertainable.

(a) If M&I is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for an Interest Period, or M&I otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank London Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR; or

(b) If lenders similar to M&I have determined that the LIBOR will not adequately and fairly reflect the cost to such lenders of maintaining or funding such LIBOR Loans for an Interest Period, or that the making or funding of such LIBOR Loans has become impracticable as a result of an event occurring after the date of this Loan Agreement which in the opinion of M&I materially affects such LIBOR Loans;

then so long as such circumstances shall continue, M&I shall not be under any obligation to make or continue LIBOR Loans and on the last day of the then-current Interest Period, such LIBOR Loans shall, unless then repaid in full, be converted to Prime Rate Loans.

1.13 Change in Law Rendering LIBOR Loans Unlawful.  In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for M&I to make, maintain or fund LIBOR Loans, then: (a) M&I shall promptly notify Borrower; (b) the obligation of M&I to make or continue LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (c) on the last day of the current Interest Period for LIBOR

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1.14 Loans (or, in any event, if M&I so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the LIBOR Loans shall, unless then repaid in full, be converted to Prime Rate Loans.

1.15 Discretion of M&I as to Manner of Funding.  Notwithstanding any provision of this Loan Agreement to the contrary, M&I shall be entitled to fund and maintain its funding of all or any part of the Revolving Credit Loans in any manner it sees fit, provided that no such funding decision on the part of M&I shall affect any interest option election made by Borrower as to any Revolving Credit Loan.

1.16 Letters of Credit.  (a) From time to time prior to the Revolving Credit Termination Date, Borrower may request, and M&I may issue, Letters of Credit up to an aggregate undrawn face amount of $10,000,000.  The aggregate undrawn face amount of all Letters of Credit shall reduce the amount available for borrowing under the Revolving Credit Commitment.  In the event the Borrower does not reimburse M&I in full on the date M&I is required to make a payment with respect to any Letter of Credit, the Borrower shall be deemed to have borrowed, as of the date such payment is made, a Revolving Credit Loan bearing interest at the rate option applicable to other Revolving Credit Loans in an amount equal to the amount drawn under such Letter of Credit which shall be used to satisfy the Borrower’s reimbursement obligation with respect to such Letter of Credit.  No expiration date of any Letter of Credit shall be beyond the Revolving Credit Termination Date.

(b) Borrower shall pay to M&I upon issuance of each Letter of Credit all customary fees, commissions and charges as established by M&I and agreed to by Borrower and execute all letter of credit applications and other agreements as may be required by M&I in connection with the issuance of any letters of credit.

(c) As consideration for issuing Letters of Credit, the Borrower agrees to pay to M&I with respect to each Letter of Credit, a per annum letter of credit fee equal to the Add-On for LIBOR Loans on the undrawn face amount of each Letter of Credit, payable in advance upon the issuance of each Letter of Credit and, if applicable, upon each anniversary of the issuance date for each Letter of Credit.
ARTICLE 2

CONDITIONS

2.1 General Conditions.  The obligation of M&I to make any Revolving Credit Loan or issue any Letter of Credit under this Loan Agreement is subject to the satisfaction, on the date hereof and on the date of making each Revolving Credit Loan and issuing each Letter of Credit, of the following express conditions precedent:

(a) the representations and warranties of Borrower contained in this Loan Agreement shall be true and accurate on and as of such date;

(b) there shall not exist on such date any Default or Event of Default;

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(c) the making of the relevant Revolving Credit Loan or the issuance of the relevant Letter of Credit shall not be prohibited by any applicable Law and shall not subject M&I to any penalty under or pursuant to any applicable Law; and

(d) all proceedings to be taken in connection with the Revolving Credit Loans or Letter of Credit and all documents incident thereto shall be reasonably satisfactory in form and substance to M&I and its counsel.

2.2 Deliveries at Closing.  The obligation of M&I to make the initial Revolving Credit Loans is further subject the satisfaction on or before the Closing Date of each of the following express conditions precedent:

(a) M&I shall have received each of the following (each to be properly executed, dated and completed), in form and substance satisfactory to M&I:

(i) this Loan Agreement;

(ii) the Revolving Credit Note;

(iii) a certificate from an authorized officer of the Borrower, dated as of the Closing Date, certifying that (a) all of the representations and warranties contained in Article 3 of this Agreement are true and (b) no Default or Event of Default exists;

(iv) a certificate of the Secretary of Borrower, in the form of Exhibit A attached to this Loan Agreement, dated the Closing Date, as to: (A) the incumbency and signature of the officers of the Borrower who have signed or will sign this Loan Agreement, the Revolving Credit Note, and any other documents or materials to be delivered by Borrower to M&I pursuant to this Loan Agreement; (B) the adoption and continued effect of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Loan Agreement and the Revolving Credit Note together with copies of those resolutions; and (C) the accuracy and completeness of copies of the articles of incorporation and bylaws of Borrower, as amended to date, attached thereto;

(b) M&I shall have received a certificate of the Wisconsin Department of Financial Institutions as to the existence of the Borrower dated as of a recent date;

(c) M&I shall have received a search of the Uniform Commercial Code records of the Wisconsin Department of Financial Institutions and of the real estate records for Racine county, against the name of the Borrower;

(d) M&I shall have received a copy of a waiver and amendment to the Mass Mutual Agreement, in form and substance satisfactory to M&I and its counsel;

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(e) M&I shall have received a favorable opinion of Borrower’s counsel, in form and substance satisfactory to M&I and its counsel;

(f) a payoff statement for all amounts owed under the Firstar Loan Agreement, including any outstanding letters of credit, and a termination of the Firstar Loan Agreement on the Closing Date; and

(g) M&I shall have received such other agreements, instruments, documents, certificates and opinions as M&I or its counsel may reasonably request.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to M&I as follows:

3.1 Organization and Qualification; Subsidiaries.  Borrower and each Subsidiary is a corporation duly and validly organized and existing under the Laws of the state of its incorporation and has the corporate power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business as now conducted or presently contemplated.  Each of Borrower and each Subsidiary is duly licensed or qualified to do business and is in active status or good standing in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition.  All of the Subsidiaries of the Borrower, together with the Borrower’s percentage of ownership of each Subsidiary, are set forth on Schedule 3.1.

3.2 Financial Statements.  All of the financial statements of Borrower and its Subsidiaries heretofore furnished to M&I by Borrower are accurate and complete in all material respects and fairly present the financial condition and the results of operations of Borrower and its Subsidiaries for the periods covered thereby and as of the relevant dates thereof, all financial statements were prepared in accordance with GAAP, subject in the case of interim financial statements to audit and year-end adjustments.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower and its Subsidiaries since the date of the latest of such financial statements.  Borrower has no knowledge of any material liabilities of any nature not disclosed in writing to M&I.

3.3 Authorization; Enforceability.  The making, execution, delivery and performance of this Loan Agreement and the Revolving Credit Note, and compliance with their respective terms, have been duly authorized by all necessary corporate action of Borrower.  This Loan Agreement and the Revolving Credit Note are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

3.4 Absence of Conflicting Obligations; Defaults.  The making, execution, delivery and performance of this Loan Agreement and the Revolving Credit Note, and compliance with

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3.5 their respective terms, do not violate any presently existing provision of Law or the articles or certificate of incorporation or bylaws of Borrower or any agreement material to the business of Borrower or any Subsidiary to which either Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective assets is bound.  Neither Borrower nor any Subsidiary is in default in the payment of the principal of or interest on any of its Indebtedness or in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time, or with the giving of notice, or both, would constitute an event of default thereunder or an Event of Default under this Loan Agreement.

3.6 Taxes.  Each of the Borrower and each Subsidiary has filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), the failure to file of which would have a material adverse effect on the Borrower’s or such Subsidiary’s business or financial condition, and has paid, or made provision for the payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to Borrower’s knowledge, proposed against Borrower or any Subsidiary.

3.7 Absence of Litigation.  Except as set forth on Schedule 3.6, neither the Borrower nor any Subsidiary is a party to, and so far as is known to Borrower there is no threat of, any litigation or administrative proceeding which would, if adversely determined, impair the ability of Borrower to perform its obligations under this Loan Agreement or the Revolving Credit Note, cause any material adverse change in the assets and properties of Borrower or any Subsidiary, cause any material impairment of the right to carry on the business of Borrower or any Subsidiary, or cause any material adverse effect on the financial condition of Borrower or any Subsidiary.

3.8 Indebtedness.  Neither the Borrower nor any Subsidiary has incurred any Indebtedness except for Permitted Indebtedness.

3.9 Title to Property.  Each of Borrower and each Subsidiary has good title to, or a valid leasehold interest in, all assets and properties necessary to conduct its business as now conducted or proposed to be conducted, and there are no Liens on any of the assets or properties of Borrower or any Subsidiary other than Permitted Liens.  Each of Borrower and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its business as now conducted or proposed to be conducted, and Borrower does not know of any conflict with or violation of any valid rights of others with respect thereto.

3.10 ERISA.  Borrower has no knowledge that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Internal Revenue Code.  Borrower has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, and has no knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan.  Borrower has no knowledge that Borrower has incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan.  Borrower has no knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are

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3.11 defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of Borrower or any Subsidiary, or both, or that Borrower or any Subsidiary, or both, has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

3.12 Fiscal Year.  The Borrower’s fiscal year ends on June 30.

3.13 Compliance With Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with all Laws applicable to Borrower or any Subsidiary, their respective assets or operations, the failure to comply with which could have a material adverse effect on the Borrower’s or such Subsidiary’s business or financial condition.

3.14 Dump Sites.  To the Borrower’s knowledge after reasonable investigation, with respect to any period during which Borrower or any Subsidiary has occupied the Facilities and with respect to the time before Borrower or any Subsidiary occupied the Facilities, no Person has caused or permitted petroleum products or hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Facilities, which materials, if known to be present, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except as set forth in Schedule 3.12 hereto, and the Borrower hereby certifies to M&I that all such petroleum products or hazardous substances or other materials are being stored, deposited, treated, recycled or disposed of in accordance with all applicable Environmental Laws and none of such items or matters shall have a material adverse effect upon the financial condition of the Borrower or any Subsidiary or any of their assets or properties.

3.15 Tanks.  There are not now nor, to Borrower’s knowledge after reasonable investigation, have there ever been tanks, containers or other vessels on, under or at the Facilities that contained petroleum products or hazardous substances or other materials which, if known to be present in soils or ground water, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except for those tanks, containers or other vessels described in Schedule 3.13 hereto, and the Borrower hereby certifies to M&I that all such tanks, containers or other vessels are being treated or have been treated in accordance with all applicable Environmental Laws and have not caused and shall not cause any material adverse effect upon the financial condition of the Borrower or any Subsidiary or any of their assets or properties.

3.16 Other Environmental Conditions.  To the best of Borrower’s knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Loan Agreement that would subject Borrower or any Subsidiary to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws, or that might require investigation, clean-up, removal or some other remedial action by Borrower or any Subsidiary under Environmental Laws except as set forth in Schedule 3.14 hereto, and the Borrower hereby certifies to M&I that none of such conditions would cause a material adverse effect upon the financial condition of Borrower or any Subsidiary or any of their properties or assets.

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3.17 Environmental Judgments, Decrees and Orders.  No judgment, decree, order or citation related to or arising out of Environmental Laws is applicable to or binds Borrower, any Subsidiary, the Facilities or the owner of any of the Facilities except as set forth in Schedule 3.15 hereto and the Borrower hereby certifies to M&I that none of such matters shall have a material adverse affect upon the financial condition of the Borrower or any Subsidiary or any of their assets or properties.

3.18 Environmental Permits and Licenses.  All permits, licenses and approvals required under Environmental Laws necessary for each of Borrower and each Subsidiary to operate the Facilities and to conduct its business as now conducted or proposed to be conducted, which are currently obtainable have been obtained and are in full force and effect.

3.19 Use of Proceeds; Margin Stock.  Borrower shall use the proceeds of the Revolving Credit Loans solely for the purposes set forth in Section 1.8 hereof.  No part of the proceeds of the Revolving Credit Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

3.20 Investment Company.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21 Accuracy of Information.  All information, certificates or statements by Borrower given in, or pursuant to, this Loan Agreement (whether in writing, by electronic messaging or otherwise) shall be accurate, true and complete when given.

ARTICLE 4

NEGATIVE COVENANTS

From and after the date of this Loan Agreement and until:  (i) the entire amount of principal of and interest due on the Revolving Credit Loans, and all other amounts of fees and payments due under this Loan Agreement and the Revolving Credit Note are paid in full; and (ii) the commitment of M&I to make Revolving Credit Loans under Section 1.1 of this Loan Agreement has ended; and (iii) there are no outstanding Letters of Credit, Borrower shall not, and Borrower shall not permit any Subsidiary to, without the prior written consent of M&I, which consent shall not be unreasonably withheld:

4.1 Revolving Credit Loans.  Permit the sum of the amount of outstanding Revolving Credit Loans to exceed the Revolving Credit Commitment.

4.2 Liens.  Incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its real estate, assets or properties, except Permitted Liens.

4.3 Indebtedness.  Incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

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4.4 Consolidation or Merger.  Consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, except that (a) Borrower may permit any Subsidiary to merge into it or into a wholly owned Subsidiary, and (b) provided that (i) no Default or Event of Default then exists or would be created thereby and (ii) the Fixed Charge Coverage Ratio of the Borrower is at least 1.10:1 on an historical and pro forma basis taking into account such transaction, the Borrower may acquire substantially all of the assets or business or stock or other evidences of beneficial ownership of, any Person, provided further that the aggregate consideration paid and liabilities assumed for all such transactions may not exceed $10,000,000 during the term of this Loan Agreement.

4.5 Disposition of Assets.  Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets or properties except, prior to the occurrence of an Event of Default:  (a) sales of inventory in the ordinary course of business; (b) sales or other disposition of equipment, provided that such equipment is replaced by equipment of a similar kind and equivalent value; (c) sales or other dispositions of any asset that is no longer used or useful in the business of the Borrower or any Subsidiary, and (d) other dispositions of assets provided that such assets, in the aggregate for all such dispositions after the Closing Date, (i) represent no more than 5% of the consolidated assets of the Borrower and its consolidated Subsidiaries and (ii) are responsible for no more than 5% of the consolidated net revenues or of the consolidated net income of the Borrower and its consolidated Subsidiaries, in both cases as of the end of the fiscal quarter preceding the disposition date.

4.6 Investments.  Make any new Investment in or to other Persons, except Permitted Investments.

4.7 Restricted Payments.  (a) Declare or pay any non-cash dividends; or (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or (c) make any distribution of assets to its stockholders as such, whether in assets or in obligations of Borrower; or (d) allocate or otherwise set apart any sum for the purchase, redemption, or retirement of any shares of its capital stock; or (e) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or (f) declare or pay any cash dividends to any stockholders; provided, however, so long as no Default or Event of Default then exists or would be created thereby, the Borrower may (i) pay cash dividends not to exceed $2,200,000 in any rolling four-quarter period and (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding provided that the aggregate of the amount paid or consideration paid or extended for any such stock shall not exceed $500,000 in any rolling four-quarter period.

4.8 Transactions with Affiliates.  Engage in any transaction with an Affiliate on terms materially less favorable to Borrower than would be available at the time from a Person who is not an Affiliate.

4.9 Guarantees.  Guarantee the Indebtedness of any Person, except guaranties in favor of M&I.

4.10 Change in Control.  Permit a Change in Control.

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4.11 Capital Expenditures.  Make, or enter into any binding agreement to make, expenditures for fixed or capital assets (including expenditures financed with Permitted Indebtedness) in excess of $7,000,000 in the aggregate for any fiscal year, on a noncumulative basis.

ARTICLE 5

AFFIRMATIVE COVENANTS

From and after the date of this Loan Agreement and unless otherwise consented to in writing by M&I, which consent shall not be unreasonably withheld, until:  (i) the entire amount of principal of and interest due on the Revolving Credit Loans, and all other amounts of fees and payments due under this Loan Agreement and the Revolving Credit Note are paid in full; and (ii) the commitment of M&I to make Revolving Credit Loans under Section 1.1 of this Loan Agreement has ended; and (iii) there are no outstanding Letters of Credit:

5.1 Payment.  Borrower shall timely pay or cause to be paid the principal of and interest on the Revolving Credit Loans and all other amounts due under this Loan Agreement, the Revolving Credit Note and the Letters of Credit.

5.2 Corporate Existence; Properties; Ownership.  Borrower shall, and Borrower shall cause each Subsidiary to:  (a) maintain its corporate existence; except that Borrower may permit any Subsidiary to merge into it or into a wholly owned Subsidiary; (b) conduct its business substantially as now conducted or as described in any business plans delivered to M&I prior to the Closing Date; (c) maintain all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; and (d) maintain accurate records and books of account in accordance with GAAP consistently applied throughout all accounting periods.

5.3 Licenses.  Borrower shall maintain in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to or used in Borrower’s or any Subsidiary’s business.

5.4 Reporting Requirements.  Borrower shall furnish to M&I such information respecting the business, assets and financial condition of Borrower and its Subsidiaries as M&I may reasonably request and, without request:

(a) As soon as available, and in any event within thirty (30) days after the end of each month, (i) a consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of each such month; and (ii) consolidated statements of income and surplus of the Borrower and its consolidated Subsidiaries for each such month, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the vice president of finance or treasurer of the Borrower; and

(b) as soon as available, and in any event within ninety (90) days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated financial statements of Borrower and its

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(c) consolidated Subsidiaries prepared in reasonable detail and in accordance with GAAP and audited by independent certified public accountants of recognized standing selected by Borrower, and reasonably satisfactory to M&I, which audit report shall be unqualified and shall be accompanied by: (i) an unqualified opinion of such accountants, in form and substance reasonably satisfactory to M&I, to the effect that the same fairly presents the financial condition and the results of operations of Borrower and its consolidated Subsidiaries for the periods and as of the relevant dates thereof, and (ii) a certificate of such accountants setting forth their computations as to Borrower’s compliance with Section 5.13 of this Loan Agreement stating that in the ordinary course of their audit, conducted in accordance with generally accepted auditing practices, they did not become aware of any Event of Default or, if their audit disclosed an Event of Default, a specification of the Event of Default and the actions taken or proposed to be taken by Borrower with respect thereto; and

(d) within forty-five (45) days after the end of each fiscal quarter, an executed Officer’s Certificate, in the form of Exhibit B attached to this Loan Agreement; and

(e) promptly upon its becoming available, furnish to M&I one copy of each financial statement, report, notice, or proxy statement sent by the Borrower to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(f) as soon as received, but in any event not later than ten (10) days after receipt, copies of all management letters and other reports submitted to Borrower by independent certified public accountants in connection with any examination of the financial statements of Borrower and notify M&I promptly of any change in any accounting method used by Borrower in the preparation of the financial statements to be delivered to M&I pursuant to this Section; and

(g) No later than June 30 of each year, a detailed forecast for the next fiscal year of the Borrower and its Subsidiaries in a form reasonably satisfactory to M&I.

5.5 Taxes.  Borrower shall, and Borrower shall cause each Subsidiary to, pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

5.6 Inspection of Properties and Records.  Borrower shall, and Borrower shall cause each Subsidiary to, permit M&I or its agents or representatives to visit any of its properties and examine any of its books and records upon reasonable prior notice, at any reasonable time and as often as may be reasonably desired, and Borrower shall facilitate each such inspection, audit and examination; provided, however, that nothing in this Loan Agreement shall require the Borrower to disclose, or shall entitle M&I to examine, copy or otherwise have access to, the Borrower’s

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5.7 trade secrets, which Borrower has informed M&I are trade secrets of the Borrower, prior to any Event of Default nor thereafter, unless the Borrower and M&I shall enter into a confidentiality and nondisclosure agreement with respect to such trade secrets which agreement shall have terms reasonably acceptable to the Borrower.

5.8 Reference in Financial Statements.  Borrower shall include, to the extent required by applicable Law, or cause to be included, a reference to this Loan Agreement in all financial statements of Borrower which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

5.9 Compliance with Laws.  Borrower shall, and Borrower shall cause each Subsidiary to:  (a) comply in all material respects with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of petroleum products or hazardous materials or substances on, upon or into any real property owned, operated or within the control of Borrower or any Subsidiary; and (b) comply in all material respects with all other Laws applicable to Borrower, its Subsidiaries, or their respective assets or operations.

5.10 Compliance with Agreements.  Borrower shall, and Borrower shall cause each Subsidiary to, perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon Borrower or any Subsidiary or their respective assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of Borrower or any Subsidiary.

5.11 Notices.  Borrower shall:

(a) as soon as possible and in any event within five (5) Business Days after Borrower’s knowledge of the occurrence of any Default or Event of Default, notify M&I in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by Borrower with respect thereto;

(b) promptly notify M&I of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of Borrower contained in Section 3.6 of this Loan Agreement to be untrue;

(c) promptly notify M&I:  (i) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan; and (ii) of the institution by the PBGC or Borrower or any Subsidiary of proceedings under Title IV of ERISA to terminate any Plan;

(d) unless prohibited by applicable Law, notify M&I, and provide copies, immediately upon receipt but in any event not later than ten (10) days

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(e) after receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution in an amount of $1,000,000 or more by Borrower or any Subsidiary, or both, or an investigation, clean-up, removal, remedial action or other response by or on the part of Borrower or any Subsidiary, or both, under Environmental Laws which would cost $1,000,000 or more or which seeks damages or civil, criminal or punitive penalties in an amount of $1,000,000 or more from or against Borrower or any Subsidiary, or both, for an alleged violation of Environmental Laws; and provide M&I with written notice of any condition or event which would make the representations and warranties contained in Sections 3.11 through 3.16 of this Loan Agreement inaccurate, as soon as Borrower becomes aware of such condition or event;

(f) notify M&I at least thirty (30) days prior to any change of Borrower’s name or its use of any trade name;

(g) promptly notify M&I of any damage to, or loss of, any of the assets or properties of Borrower if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds $1,000,000;

(h) promptly notify M&I of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise necessary to Borrower’s business, or that imposes, or may result in the imposition of, a fine or penalty in an amount of $1,000,000 or more on Borrower or both; and

(i) promptly notify M&I of any material adverse change in the business, operations, assets, property, prospects or financial condition of the Borrower.

5.12 Insurance.  Borrower shall, and Borrower shall cause each Subsidiary to obtain and maintain at its own expense the following insurance, which shall be with insurers satisfactory to M&I:  (a) “all risks” property insurance in amounts not less than the one hundred percent (100%) replacement cost of all buildings, improvements, fixtures, equipment and other real and personal property of Borrower or such Subsidiary, with a replacement cost agreed amount endorsement; (b) commercial general liability insurance covered under a commercial general liability policy including contractual liability in an amount not less than $1,000,000 combined single limit for bodily injury, including personal injury, and property damage; (c) product liability insurance in such amounts as is customarily maintained by companies engaged in the same or similar businesses; and (d) worker’s compensation insurance in amounts meeting all statutory state and local requirements.  The property and commercial general liability policies described above shall require the insurer to provide at least thirty (30) days’ prior written notice to M&I of any material change or cancellation of such policy.

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5.13 New Subsidiaries; Acquisitions.  If the Borrower organizes one or more new Subsidiaries after the Closing Date in compliance with the terms of this Agreement, the Borrower shall promptly deliver to M&I an amended Schedule 3.1 listing all of the Subsidiaries of the Borrower, together with the Borrower’s Percentage of ownership of such Subsidiary.  Borrower agrees to give prior written notice to M&I of any such new Subsidiary and of any acquisition permitted under Section 4.4.

5.14 Financial Covenants.

(a) Minimum Net Worth.  Borrower and its consolidated Subsidiaries shall maintain at all times an aggregate Net Worth of at least $70,321,000 plus 35% of the positive consolidated Net Income for each fiscal quarter from and after December 31, 2002 on a cumulative basis.  For purposes of all computations made pursuant to this Section 5.13(a), the Borrower may exclude from Net Worth adjustments that result from (i) changes to the assumptions used by the Borrower in determining its pension liabilities or (ii) changes in the market value of plan assets up to an aggregate amount of adjustments equal to (1) $20,000,000 for purposes of calculating the Net Worth at any time during the period ending March 31, 2003 and (2) $34,000,000 for purposes of computing Net Worth at any time after March 31, 2003.

The Borrower shall document such adjustments in the Officer’s Certificate delivered by the Borrower to M&I pursuant to Section 5.4(c) of this Loan Agreement.

(b) Minimum EBITDA.  Borrower and its consolidated Subsidiaries shall achieve EBITDA of at least the following amounts as of the following dates, as determined for the four fiscal quarters of the Borrower and its consolidated Subsidiaries ending on the date of determination:

Date of Determination	Minimum EBITDA
March 31, 2003	$6,000,000
June 30, 2003	6,000,000
September 30, 2003	7,000,000
December 31, 2003	10,000,000
March 31, 2004 and at the end of each fiscal quarter thereafter	11,000,000

(c) Maximum Total Funded Debt to EBITDA Ratio.  Borrower and its consolidated Subsidiaries shall not permit the ratio of Total Funded Debt to EBITDA to exceed the following ratios as of the following dates, all as determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of the Borrower and its consolidated Subsidiaries ending on the date of determination:

Date of Determination	Maximum Ratio
March 31, 2003	3.75:1
June 30, 2003	3.75:1
September 30, 2003	3.50:1
December 31, 2003	2.75:1
March 31, 2004	2.75:1
June 30, 2004 and at the end of each fiscal quarter thereafter	2.50:1

ARTICLE 6

REMEDIES

6.1 Acceleration.  (a) Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by M&I:  (i) the obligation of M&I to make any Revolving Credit Loans or to issue any Letters of Credit under this Loan Agreement shall automatically and immediately terminate; and (ii) the entire unpaid principal of, and accrued interest on, the Revolving Credit Note, and any other amount due under this Loan Agreement, shall be automatically and immediately due and payable.

(b) Upon the occurrence of a Notice Event of Default, M&I may, upon written notice and demand to Borrower:  (i) terminate its obligation to make any Revolving Credit Loans or to issue any Letters of Credit under this Loan Agreement; and (ii) declare the entire unpaid principal of, and accrued interest on, the Revolving Credit Note, and any other amount due under this Loan Agreement immediately due and payable.

6.2 M&I’s Right to Cure Default.  In case of failure by Borrower to procure or maintain insurance, or to pay any fees, assessments, charges or taxes arising with respect to any properties and assets pledged under any collateral documents, M&I shall have the right, but shall not be obligated, to effect such insurance or pay such fees, assessments, charges or taxes, as the case may be, and, in that event, the cost thereof shall be payable by Borrower to M&I immediately upon demand together with interest at an annual rate equal to the Prime Rate plus three percent (3%) (to the extent permitted by applicable Law) from the date of disbursement by M&I to the date of payment by Borrower.

6.3 Remedies Not Exclusive.  No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or the Revolving Credit Note or now or hereafter existing at law or in equity.  No failure or delay on the part of M&I in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

6.4 Setoff.  Borrower agrees that M&I and its affiliates shall have all rights of setoff and bankers’ Lien provided by applicable Law, and in addition thereto, Borrower agrees that if at any time any payment or other amount owing by Borrower under the Revolving Credit Note or

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6.5 this Loan Agreement is then due to M&I, M&I may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with M&I or any affiliates of M&I.

6.6 Cash Collateral.  If an Event of Default has occurred and is continuing, M&I may make written demand upon Borrower, and Borrower will then immediately cause to be deposited with M&I, in immediately available funds, an amount equal to the maximum amount which could be drawn on all outstanding Letters of Credit, to be held in a special cash collateral account in the name of M&I.  Funds on deposit and interest accrued on such funds held in such special cash collateral account may be applied by M&I to the obligations of Borrower to M&I and shall not be subject to withdrawal by Borrower until all outstanding Letters of Credit are canceled or terminated and all obligations to M&I are paid in full, unless otherwise agreed to by M&I.

ARTICLE 7

DEFINITIONS

7.1 Definitions.  When used in this Loan Agreement, the following terms shall have the meanings specified:

“Affiliate” shall mean any Person:  (a) that directly or indirectly controls, or is controlled by, or is under common control with, Borrower or any Subsidiary; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; (c) five percent (5%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by Borrower or any Subsidiary; (d) that is an officer or director of Borrower or any Subsidiary; (e) of which an Affiliate is an officer or director; or (f) who is related by blood, adoption or marriage to an Affiliate.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Add-On” shall mean the following percentages for the following types of Loans and fees, based upon the Borrower’s ratio of Total Funded Debt to EBITDA, calculated on a consolidated basis:

Level:	Total Funded Debt to EBITDA Ratio:	Add-On for LIBOR Loans:	Commitment Fee:
I	greater than or equal to 2.5:1	2.50%	.375%
II	less than 2.5.0:1, but greater than or equal to 2.0:1	2.00%	.25%
III	less than 2.0:1, but greater than or equal to 1.5:1	1.50%	.25%
IV	less than 1.5:1 but greater than or equal to 1.0:1	1.25%	.25%
V	less than 1.0:1	1.00%	.25%
OPEN	N/A	2.75%	.375%

The initial Add-On shall be Level OPEN.  Beginning with the date that the quarterly financial statements and Officer’s Certificate is to be delivered to M&I pursuant to Sections 5.4 (a) and 5.4(c) for the fiscal quarter ending on December 31, 2003, the Add-On shall be adjusted by reference to the Total Funded Debt to EBITDA Ratio of the Borrower at the end of the immediately preceding fiscal quarter as determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of the Borrower and its consolidated Subsidiaries ending on the date of determination.  Any change in the Add-On shall be effective as of the first day of the calendar month following M&I’s receipt of the quarterly financial statements and Officer’s Certificate required under Sections 5.4(a) and 5.4(c) of this Loan Agreement.  If the Borrower fails to deliver timely the financial information required by Section 5.4(a) and the Officer’s Certificate pursuant to Section 5.4(c), then for the period commencing on the date such information was due through the date that is five days after the date on which such information is delivered, the Add-On shall be based on pricing level I.

“Adjusted Interbank Rate” shall mean an annual rate with respect to any Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

Adjusted Interbank Rate = Interbank Rate
1 - Interbank Reserve
Requirement

“Automatic Event of Default” shall mean any one or more of the following:

(a) Borrower or any Subsidiary shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

(b) Borrower or any Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

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(c) Borrower or any Subsidiary shall become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

(d) Borrower or any Subsidiary shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain unstayed or undismissed for a period of sixty (60) days or more, or Borrower or any Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

(e) Borrower or any Subsidiary shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged or dismissed within sixty (60) days after his appointment; or

(f) Borrower or any Subsidiary shall adopt a plan of complete liquidation of its assets.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

“Change in Control” shall mean (a) a change in the power to direct or cause the direction of management and policies of the Borrower, either directly or indirectly, through the ownership of voting securities of the Borrower or by contract or otherwise or (b) any Person or group (within the meaning of Rule 13d-5, (as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of more than 50% of the outstanding capital stock of the Borrower entitled to vote for the election of the board of directors or (c) during any period of twelve consecutive months individuals who at the beginning of such period constituted a majority of the board of directors of the Borrower (together with new directors whose election by such board or whose nomination for the election by the shareholders of the Borrower was approved by the majority of the directors still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Borrower then in office or (d) any “Change of Control,” as defined in the Mass Mutual Agreement, has occurred.

“Closing Date” shall mean December 19, 2002 or such later date on which all of the conditions precedent contained in Section 2.2 are satisfied or waived by M&I.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Default” shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

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“EBITDA” shall mean the sum of (i) Net Income plus, to the extent deducted in the calculation of Net Income, (ii) interest expense, (iii) depreciation and amortization expense, (iv) income tax expense, and (v) up to $2,975,000 of actual restructuring expenses incurred as the result of personnel reductions in the U.S. and Belgium and a non-cash asset impairment charge, all for the period ending December 31, 2002; provided, however, such expenses are acceptable to M&I in its discretion, all as determined for the Borrower and its Subsidiaries on a consolidated basis for the four quarters ending on the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

“Environmental Laws” means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

“Event of Default” shall mean any Automatic Event of Default or any Notice Event of Default.

“Facilities” shall mean all real property and improvements now or hereafter owned or occupied by Borrower or any of its Subsidiaries in the conduct of their respective business.

“Fixed Charge Coverage Ratio” shall mean the relationship, expressed as a numerical ratio of:

(a)           the result of (i) EBITDA, minus (i) income tax expense, minus (ii) capital expenditures not financed with Indebtedness (other than with proceeds of the Revolving Credit Loans), minus (iii) the aggregate of cash dividends paid by the Borrower to its shareholders minus (iv) the aggregate purchase price paid, or other consideration extended, by the Borrower for purchases, redemptions, retirements or other acquisitions by the Borrower of any of its stock; to

(b)           the sum of (i) interest expense, plus (ii) principal payments (including with respect to leases that have been or should be capitalized according to GAAP),

all as determined for the Borrower and its consolidated Subsidiaries for the four quarter period ending on the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

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“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied by Borrower and its Subsidiaries on a basis consistent with the preparation of Borrower’s most recent financial statements furnished to M&I pursuant to Section 3.2 hereof.

“Indebtedness” shall mean all liabilities or obligations of Borrower or any Subsidiary, whether primary or secondary or absolute or contingent:  (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any Liens on assets of either Borrower or any Subsidiary, whether or not the obligations secured have been assumed by Borrower or any Subsidiary.

“Interbank Rate” shall mean with respect to any Revolving Credit Loan for any Interest Period, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first Business Day of each calendar month in the interbank Eurodollar market on or about 9:00 A.M. Milwaukee time for a period of one (1) calendar month.  Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.  M&I currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but M&I may change the service providing such information at any time.

“Interbank Reserve Requirement” shall mean a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for “Eurocurrency Liabilities” under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which M&I is a member.  As of the date of this Loan Agreement, the Interbank Reserve Requirement is 0%.

“Interest Period” shall mean a period commencing on the first day of any calendar month and ending on the last day of that calendar month.

“Investment” shall mean:  (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

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“Law” shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

“Letters of Credit” shall mean any letters of credit which are now or at any time hereafter issued by M&I at the request and for the account of Borrower pursuant to this Loan Agreement and which have not expired or been revoked or terminated.

“LIBOR” shall mean an annual rate of interest equal to the Adjusted Interbank Rate, which rate shall change on the first day of each calendar month.  Each change in any rate of interest computed by reference to LIBOR shall take effect on the first day of each calendar month.  In addition, any change in interest rate due to a change in the Add-On shall be made as set forth in the definition of Add-On contained in this Loan Agreement.

“LIBOR Loan” shall mean a Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR.

“Lien” shall mean, with respect to any asset:  (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset; or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan Agreement” shall mean this Loan Agreement, together with the Exhibits and Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

“M&I” shall mean M&I Marshall & Ilsley Bank, a Wisconsin banking corporation.

“Mass Mutual Agreement” shall mean that certain Note Agreement, dated as of June 1, 1996, between the Borrower and Massachusetts Mutual Life Insurance Company, as the same has been or may be amended, supplemented or otherwise modified from time to time.

“Net Income” for any period shall mean the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined in accordance with GAAP on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

(a) any gains or losses on the sale or other disposition of investments or fixed capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

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(d) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such Person prior to the date of such acquisition;

(e) net earnings and losses of any Person (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary;

(h) earnings resulting from any reappraisal, revaluation or write-up of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any securities of the Borrower or any Subsidiary; and

(k) any reversal of any contingency reserve, which reversal is required to be disclosed in the financial statements of the Borrower in accordance with GAAP, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Net Worth” shall mean the total amount of stockholders’ equity of the Borrower and its consolidated Subsidiaries as determined without duplication and in accordance with GAAP consistently applied.

“Notice Event of Default” shall mean any one or more of the following:

(a) Borrower shall fail:  (i) to pay when due any installment of the principal of the Revolving Credit Note; or (ii) to pay when due any interest on the Revolving Credit Note or any fee, expense or other amount due under this Loan Agreement or the Revolving Credit Note; or

(b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article IV or Sections 5.1, 5.2, 5.4, 5.6, 5.10, 5.11 or 5.13 of this Loan Agreement; or

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(c) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Loan Agreement or the Revolving Credit Note, and such default shall have continued for a period of thirty (30) calendar days after written notice from M&I to Borrower specifying such default and requiring it to be remedied; or

(d) any representation or warranty made by Borrower in this Loan Agreement or in any document or financial statement delivered pursuant to this Loan Agreement shall prove to have been false in any material respect as of the time when made or given; or

(e) any final judgment shall be entered against Borrower or any Subsidiary which, when aggregated with other final judgments against Borrower and its Subsidiaries, exceeds $1,000,000 in amount, and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

(f) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or Borrower or any trade or business which together with Borrower would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan, and (ii) the aggregate amount of Borrower’s liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $1,000,000, and such liability is not covered for the benefit of Borrower or its Subsidiaries by insurance; or

(g) Borrower or any Subsidiary shall:  (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the Revolving Credit Note or as provided in (h) below) in an aggregate amount of $1,000,000 or more and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $1,000,000 or more when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

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(h) Borrower or any Subsidiary shall:  (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness to M&I (other than the Revolving Credit Note) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to M&I when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(i) An “Event of Default” under the Mass Mutual Agreement has occurred.

“Obligations” shall mean:  (a) the outstanding principal of, and all interest on, the Revolving Credit Note, and any renewal, extension or refinancing thereof; (a) the undrawn face amount of all outstanding Letters of Credit; (c) all other debts, liabilities, obligations, covenants and agreements of Borrower contained in this Loan Agreement and any Swap Agreements; and (d) any and all other debts, liabilities and obligations of Borrower to M&I.

“PBGC” shall mean Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” shall mean:  (a) Indebtedness of Borrower to M&I; (b) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $500,000 per year on a non-cumulative consolidated basis; (c) unsecured accounts payable and other unsecured obligations of Borrower or any Subsidiary incurred in the ordinary course of business of Borrower or any Subsidiary and not as a result of any borrowing; (d) Indebtedness owed by the Borrower to a Subsidiary; and (e) Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and refinancings thereof which does not increase the principal amount thereof or accelerate the amortization thereof.

“Permitted Investments” shall mean:

(a) Investments in insured savings accounts and certificates of deposit;

(b) bankers’ acceptances if issued by a bank organized under the laws of the United States of America or any state having a combined capital and surplus in excess of $50,000,000 and having a maturity of not more than three months from the date of acquisition;

(c) Investments in prime commercial paper, rated either P-1 by Moody’s Investors Service or A-1 by Standard & Poor’s Rating Services, or “local rated” commercial paper from M&I, maturing within one year of the date of acquisition;

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(d) marketable obligations issued or guaranteed by the United States of America or any agency thereof having a maturity of not more than one year from the date of acquisition;

(e) Investments in money market instruments or funds;

(f) Investments in Subsidiaries and other Investments (i) in existence on the Closing Date and, to the extent they consist of loans, refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or accelerating the amortization thereof and (ii) to the extent permitted under Section 4.4 of this Loan Agreement; and

(g) Loans to Subsidiaries.

“Permitted Liens” shall mean:

(a) Liens in favor of M&I;

(b) Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(c) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property;

(d) Liens or deposits in connection with workmen’s compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business;

(e) Purchase Money Liens securing purchase money Indebtedness which is permitted hereunder; and

(f) Liens set forth on Schedule 7.1.

“Person” shall mean and include an individual, partnership, limited liability entity, corporation, trust, unincorporated association and any unit, department or agency of government.

“Plan” shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary or any trade or business which together with Borrower or any Subsidiary would be treated as a single employer under Section 4001 of ERISA.

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“Prime Rate” shall mean the rate of interest adopted by M&I from time to time as its base rate for interest determinations.

“Prime Rate Loan” shall mean a Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate.

“Purchase Money Liens” shall mean Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by Borrower or any Subsidiary in the ordinary course of business, provided that such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and that the obligation secured by any such Lien so created shall not exceed one hundred percent (100%) of the cost of the property covered thereby.

“Revolving Credit Commitment” shall mean the commitment of M&I to make Revolving Credit Loans to the Borrower up to a maximum principal amount of Twenty Million Dollars ($20,000,000) minus the undrawn face amount of outstanding Letters of Credit.

“Revolving Credit Loans” shall mean the loans made from time to time to Borrower by M&I pursuant to Section 1.1 of this Loan Agreement.

“Revolving Credit Note” shall mean a promissory note from Borrower to M&I evidencing the Revolving Credit Loans and in substantially the form of Exhibit C attached to this Loan Agreement, as such note may be extended, renewed or refinanced from time to time.

“Revolving Credit Termination Date” shall mean the earlier of:  (a) October 31, 2005; and (b) the date that the Revolving Credit Commitment is terminated pursuant to Section 6.1 of this Loan Agreement.

“Subsidiary” shall mean any corporation, more than fifty percent (50%) of the outstanding stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors of such corporation, other than stock having such power only by reason of the happening of a contingency) shall at all time be owned by Borrower directly or through one or more Subsidiaries.

“Swap Agreement” shall mean any agreement governing any transaction now existing or hereafter entered into between the Borrower and M&I or any of M&I’s subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Total Funded Debt” shall mean (i) all Indebtedness for borrowed money (including without limitation, Indebtedness evidenced by promissory notes, bonds, debentures and similar interest-bearing instruments), plus (ii) all purchase money Indebtedness, plus (iii) the

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principal portion of capital lease obligations, plus (iv) the maximum amount which is available to be drawn under Letters of Credit then outstanding, all as determined for the Borrower and its consolidated Subsidiaries as of the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

7.2 Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” as words of like import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Loan Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Loan Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Expenses and Attorneys’ Fees.  Borrower shall pay all reasonable fees and expenses incurred by M&I and any loan participants, including the reasonable fees of counsel including in-house counsel, in connection with the preparation, issuance, maintenance and amendment of this Loan Agreement, the Revolving Credit Note and the consummation of the transactions contemplated by this Loan Agreement, and the administration, protection and enforcement of M&I’s rights under this Loan Agreement and the Revolving Credit Note, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving Borrower, both before and after judgment.  Borrower further agrees to pay on demand all internal audit fees and accountants’ fees incurred by M&I in connection with the maintenance and enforcement of this Loan Agreement, the Revolving Credit Note, or any collateral security.

8.2 Assignability; Successors.  Borrower’s rights and liabilities under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I.  The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

8.3 Survival.  All agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant to this Loan Agreement shall survive the execution and delivery of this Loan Agreement, the issuance of the Revolving Credit Note and the delivery of any such document.

8.4 Governing Law.  This Loan Agreement, the Revolving Credit Note, and the other instruments, agreements and documents issued pursuant to this Loan Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

8.5 Counterparts; Headings.  This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together

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8.6 constitute but one and the same agreement.  The table of contents and article and section headings in this Loan Agreement are inserted for convenience of reference only and shall not constitute a part of this Loan Agreement.

8.7 Entire Agreement.  This Loan Agreement, the Revolving Credit Note and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Loan Agreement.  This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

8.8 Notices.  All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given:  (a) upon delivery if hand delivered; or (b) two (2) Business Days following deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid; or (c) upon transmission if by facsimile, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section 8.7 of a change of address:

If to Borrower:                                                      Twin Disc, Incorporated
1328 Racine Street
Racine, WI  53403
Attention:  Vice President - Finance
Fax No.:  (262) 638-4481

If to M&I:                                                      M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, WI 53202
Attention:  Robert Nielsen
Fax No.:  (414) 765-7625

with a copy to:

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention:  Ann M. Murphy
Fax No.:  (414) 271-3552

8.9 Amendment.  No amendment of this Loan Agreement shall be effective unless in writing and signed by Borrower and M&I.

8.10 Taxes.  If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Loan Agreement, the Revolving Credit Note, or any other document or instrument issued or delivered pursuant to this Loan Agreement, Borrower shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies M&I against any liability therefor.

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8.11 Severability.  Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

8.12 Indemnification.  Borrower hereby indemnifies, agrees to defend and holds M&I harmless from and against all loss, liability, damage and expense, including reasonable costs associated with administrative and judicial proceedings and reasonable attorneys’ fees, suffered or incurred by M&I on account of:  (i) Borrower’s or any Subsidiary’s failure to comply with any Environmental Law, or any order of any regulatory or administrative authority with respect thereto; (ii) any release of petroleum products or hazardous materials or substances on, upon or into real property owned, operated or controlled by Borrower or any Subsidiary; and (iii) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of petroleum products or hazardous materials or substances as described in clauses (i) and (ii) above.  All indemnities set forth in this Loan Agreement shall survive the execution and delivery of this Loan Agreement and the Revolving Credit Note and the making and repayment of the Revolving Credit Loans.

8.13 Participation.  M&I may, at any time and from time to time, grant to any bank or banks a participation in any part of the Revolving Credit Loans.  All of the representations, warranties and covenants of Borrower in this Loan Agreement are also made to any participant with the same force and effect as if expressly so made.

8.14 Inconsistent Provisions.  The provisions of the Revolving Credit Note and this Loan Agreement are not intended to supersede the provisions of each other or this Loan Agreement, but shall be construed as supplemental to this Loan Agreement and to each other.  In the event of any inconsistency between the provisions of the Revolving Credit Note and this Loan Agreement, it is intended that the provisions of this Loan Agreement shall control.

8.15 WAIVER OF RIGHT TO JURY TRIAL.  M&I AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LOAN AGREEMENT OR WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.16 TIME OF ESSENCE.  TIME IS OF THE ESSENCE FOR THE PERFORMANCE BY BORROWER OF THE OBLIGATIONS SET FORTH IN THIS LOAN AGREEMENT.

8.17 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.  AS A MATERIAL INDUCEMENT TO M&I TO ENTER INTO THIS LOAN AGREEMENT:

(a) THE BORROWER AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF

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(b) THIS AGREEMENT MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN AND THE BORROWER CONSENTS TO THE JURISDICTION OF SUCH COURTS.  THE BORROWER WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY HAVE NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT; and

(c) The Borrower consents to the service of process in any such action or proceeding by certified mail sent to the address specified in Section 8.7.

(d) Nothing contained herein shall affect the right of M&I to serve process in any other manner permitted by law or to commence an action or proceeding in any other jurisdiction.

8.18 Termination of Certain Agreements.  On the Closing Date, the Borrower will refinance in full all obligations under the Firstar Loan Agreement and the Firstar Loan Agreement shall be terminated.  M&I has delivered to the Borrower a commitment letter dated October 23, 2002 (the “Commitment Letter”) relating to a $12,000,000 revolving credit facility to be provided by M&I to the Borrower, which facility would mature on October 31, 2003.  The Borrower and M&I have entered into this Loan Agreement in substitution for any credit facilities under such Commitment Letter, and the Borrower and M&I hereby agree that such Commitment Letter is hereby terminated and that M&I shall have no obligation to lend under such Commitment Letter.

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the day and year first above written.

TWIN DISC, INCORPORATED

By:_________________________________
Its:  Vice President-Finance and Treasurer

M&I MARSHALL & ILSLEY BANK

By:_________________________________
Its:  Vice President

By:_________________________________
Its:  Vice President

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SCHEDULE 3.1

Borrower’s Subsidiaries and the Borrower’s Percentage Ownership of Each

SUBSIDIARY	BORROWER’S OWNERSHIP
1. Twin Disc International, S.A. (a Belgian corporation)	100%
2. Twin Disc Italia S.R.L. (an Italian corporation)	100%
3. Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)	100%
4. Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore)	100%
5. Mill-Log Equipment Co., Inc. (an Oregon corporation)	100%
6. Twin Disc Southeast Inc. (a Florida corporation)	100%
7. Technodrive S.p.A. (an Italian corporation)	100%
8. Nico Transmission Co., Ltd (a Japanese corporation)	66%

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SCHEDULE 3.6

Litigation

None

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SCHEDULE 3.12

Dump Sites

Plant 3 Broach Pit.                                           The Borrower has identified oil and VOC contamination of soil and groundwater immediately beneath the building identified as Plant 3.  This contamination is believed to be attributable to operation of the broach prior to December of 1995.  The Borrower is engaged in ongoing site investigation and remediation under the auspices of the Wisconsin Department of Natural Resources (“WDNR”), principally involving pumping of contaminated groundwater.

Plant 3 Coolant Release.  In October 2002, the Borrower detected the release of coolant into the soil at Plant 3.  The spill has been reported to WDNR, and the Borrower is in the process of identifying the extent and degree of the release with monitoring wells and geoprobe sampling.

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SCHEDULE 3.13

Tanks

The Borrower has several aboveground storage tanks (ASTs) at its Plant 1 location.  The ASTs are located in the waste storage room and contain waste coolant/washing solution, waste oil, and a series of tanks utilized for the make-up of fresh coolant.

The Borrower has approximately 26 ASTs at its Plant 3 site, ranging in size from 450 gallons up to approximately 2,250 gallons.  Included in these 26 tanks are nine 600-gallon storage tanks utilized for the storage of bulk liquids.  These nine ASTs contain:

M1 -           DTE 25 Lube Oil
M2 -           Omnicrom Cutting Oil
M3 -           Metcut G Cutting fluid
M4 -           Delvac 10W Engine Oil
M5 -           Velocite 6 Hydraulic Fluid
M6 -           MobilMet Nu Cutting Oil
M1B -           DTE 25 Lube Oil
M2B -           Omnicron Cutting Oil
M3B -           Metcut G Cutting Fluid

The remaining Plant 3 ASTs contain waste coolant/washing solution, waste oil, and a series of tanks utilized for the make-up of fresh coolant.

The Borrower also maintains a 2,425-gallon diesel fuel tank located at its research and development facility.

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SCHEDULE 3.14

Other Environmental Conditions

MIG/DeWane Superfund Site – Rockford, Illinois.  The Borrower has been identified as a potentially responsible party (PRP) at this site.  The Borrower has cooperated with other PRPs as well as state and federal authorities in the investigation of this site.  The Borrower has entered into a tentative settlement of its liability at the MIG/DeWane site.  The PRPs are awaiting final approval of the settlement, which will be incorporated into a consent decree with the State of Illinois.

IPC Superfund Site – Rockford, Illinois.  The Borrower has been named as a PRP with respect to this site.  The Borrower was one of the many PRPs that entered into a consent decree governing interim remedial action at the site.  The Borrower is cooperating with other PRPs as well as state and federal authorities in further investigation of this site.

The Illinois EPA has approved the Record Decision at the IPC site, and the Borrower expects to enter into a buyout settlement with the principal PRPs at the site.

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SCHEDULE 3.15

Environmental Judgments, Decrees, and Orders

The Borrower has entered into consent decrees in connection with the MIG/DeWane and IPC Superfund Sites referenced in Schedule 3.14.

In October 2002, the Borrower has inspected by OSHA regarding its documentation of training for lead exposure and its bloodborne pathogens standards; this inspection may result in a citation from OSHA, although none has been issued as of the date of this Agreement.

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SCHEDULE 7.1

Existing Indebtedness and Liens

Indebtedness of the Company and its Subsidiaries existing on the Closing Date is as follows:

		Available	Outstanding
	Name of Lender	Funds	December 16, 2002

Twin Disc,	U.S. Bank (agent)	$35,000,000	$10,550,000
Incorporated	and M&I Marshall & Ilsley Bank*

	Massachusetts Mutual	$11,429,000	$11,429,000
	Life Insurance Co. and
	American Family Life
	Insurance Co.

Twin Disc	Banque Brussels Lambert	$2,628,000	none
International S.A.	(BBL)

Technodrive	Cari Cento Bank	$150,000	$953,498
S.p.A.
	Various other banks	$820,000

Twin Disc	Standard Chartered Bank	$1,500,000	none
(Far East) Ltd.

Twin Disc Italia SrL	Cassa di Risparmio	$606,760	$399,880
	di Firenze

*to be paid in full and terminated on the Closing Date

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EXHIBIT A

SECRETARY’S CERTIFICATE

The undersigned does hereby certify that:

1.           I am the duly elected, qualified and acting Secretary of Twin Disc, Incorporated, a Wisconsin corporation (the “Company”).

2.           The resolutions attached hereto have been duly adopted by the board of directors of the Company, have not in any way been rescinded or amended and have been in full force and effect at all times since their adoption up to and including the date hereof and are now in full force and effect.

3.           Attached hereto is a true, complete and correct copy of the articles of incorporation of the Company, which have been duly adopted by the Company, have not in any way been rescinded or amended since adoption of the most recent amendment attached hereto, and which continue in full force and effect.

4.           Attached hereto is a true, complete and correct copy of the bylaws of the Company, which have been duly adopted by the Company, have not in any way been rescinded or amended since adoption of the most recent amendment attached hereto, and which continue in full force and effect.

5.           Each of the person(s) named below presently hold(s) the office in the Company set forth next to such person’s name and next to that is a genuine specimen of such person’s signature.

Name	Title	Sample Signature
Vice President-Finance and
James O. Parrish	Treasurer

Vice President-Administration
Fred H. Timm	& Secretary

6.           This certificate is delivered to M&I Marshall & Ilsley Bank (“M&I”) pursuant to that certain Loan Agreement dated as of December 19, 2002, as amended from time to time, by and between the Company and M&I.  M&I is entitled to rely on this certificate until canceled or amended by delivery to M&I of a further certificate of the Secretary or an Assistant Secretary of the Company.

Executed as of December 19, 2002.

______________________________________
Secretary

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EXHIBIT B

OFFICER’S CERTIFICATE

M&I Marshall & Ilsley Bank

Attention:  Robert Nielsen

770 North Water Street

Milwaukee, Wisconsin 53202

Re:           Twin Disc, Incorporated

Gentlemen:

This Officer’s Certificate is delivered to you pursuant to the terms of a Loan Agreement dated as of December 19, 2002 (the “Loan Agreement”) between Twin Disc, Incorporated (the “Borrower”) and M&I Marshall & Ilsley Bank (“M&I”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

The undersigned hereby represents and warrants on behalf of the Borrower (and not in his individual capacity) to M&I that:

1.           The undersigned is an officer of the Borrower and is duly authorized to execute and deliver this Officer’s Certificate.

2.           The representations and warranties of the Borrower contained in the Loan Agreement are true and accurate in all material respects on and as of the date of this Officer’s Certificate.

3.           No Default or Event of Default under the Loan Agreement has occurred and is continuing.1

4.           Enclosed with this certificate are the financial statements described in Section 5.4(a) [or: 5.4(b)] of the Loan Agreement for the quarter [or: year] ended __________________, 200_ (the “Financials”).  To the best of our knowledge, the Financials were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Borrower and an its Subsidiaries as of the date of, and for the period covered by, the Financials, subject to audit and normal year-end adjustments.2

1           If a Default or an Event of Default exists, specify (a) the facts and circumstances of such Default or Event of Default, and (b) the actions that the Borrower has taken, is taking or proposes to take to remedy such Default or Event of Default.

2           For the certificate delivered with the annual financial statements, delete the phrase “subject to audit and normal year-end adjustments.”

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5.           As determined pursuant to the Loan Agreement and based on the consolidated Financials for the Borrower and all consolidated Subsidiaries:

A.           the Total Funded Debt to EBITDA Ratio

as of _________, 200_ is:                                                                 __________:1.0

the maximum Total Funded Debt to
EBITDA Ratio covenant is the
following ratios as of the following dates:

Date of Determination	Maximum Ratio
March 31, 2003	3.75:1
June 30, 2003	3.75:1
September 30, 2003	3.50:1
December 31, 2003	2.75:1
March 31, 2004	2.75:1
June 30, 2004 and at the end of each fiscal quarter thereafter	2.50:1

B.           the Net Worth as of _________, 200_ is:                                                                           $__________

the Net Worth covenant is:                                                                $70,321,000 plus 35% of the
positive consolidated Net

Income for each fiscal quarter

from and after December 31,

2002 on a cumulative basis

[any adjustment for pension

liabilities permitted by

Section 5.13(a) is

$__________]

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C.           the EBITDA as of

____________________, 200___ is:                                                                           $__________

the minimum EBITDA covenant is at
least the following amounts as of the
following dates:

Date of Determination	Minimum EBITDA
March 31, 2003	$6,000,000
June 30, 2003	6,000,000
September 30, 2003	7,000,000
December 31, 2003	10,000,000
March 31, 2004 and at the end of each fiscal quarter thereafter	11,000,000

Dated: ___________, 200_.

TWIN DISC, INCORPORATED

By:______________________________________
Its:  Vice President-Finance and Treasurer

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EXHIBIT C

REVOLVING CREDIT NOTE

$20,000,000.00                                                                                                           Milwaukee, Wisconsin
December 19, 2002

FOR VALUE RECEIVED, TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Borrower”), hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”), on October 31, 2005 (or such earlier maturity date resulting from acceleration) the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) or such lesser amount of revolving credit loans which are owing from the Borrower to M&I under the Revolving Credit Commitment provided for in the Loan Agreement referenced below.

The unpaid principal shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as set forth in the Loan Agreement.  Interest accrued on the outstanding principal balance shall be payable on the last day of each month, commencing on December 31, 2002, and continuing thereafter until the outstanding principal balance is repaid in full, with all accrued interest paid with the final payment of principal.  Interest will be payable in the amounts in accordance with the terms of the Loan Agreement.  The Borrower hereby agrees to pay such interest.

In the event that any amount of the principal of, or interest on, this Note is not paid when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under this Note shall bear interest at the annual rate equal to the rate otherwise in effect under the Loan Agreement plus three percent (3%) from the due date until all such overdue amounts have been paid in full.

Payments of both principal and interest and other amounts due hereunder are to be made in lawful money of the United States of America at the offices of M&I Marshall & Ilsley Bank, Attention:  Commercial Loan Department, 770 North Water Street, Wisconsin 53202, or at such other place as the holder shall designate in writing to the maker.

The makers and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note.  The Borrower hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder of this Note, including without limitation, the collection of any amounts due under this Note and the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceedings involving the Borrower, both before and after judgment.

This Note constitutes the Revolving Credit Note described in that certain Loan Agreement (the “Loan Agreement”) dated as of December 19, 2002 by and between M&I and the Borrower to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepaid in whole or in part.  In case an Event of Default, as defined in the Loan Agreement, shall occur, the entire unpaid principal and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Loan Agreement.

TWIN DISC, INCORPORATED

By:______________________________________
Its:  Vice President-Finance and Treasurer

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